CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-114788 on Form N-1A of our report dated September 27, 2024, relating to the financial statements and financial highlights of the Pioneer Solutions Balanced Fund appearing in Form N-CSR of Pioneer Asset Allocation Trust for the year ended July 31, 2024, and to the references to us under the headings “Financial highlights” in the Prospectus and “Independent registered public accounting firm” and “Financial statements” in the Statement of Additional Information, which are part of such Registration Statement.

Boston, Massachusetts

November 25, 2024